SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: November 19, 1996



                                  CONSECO, INC.

                             State of Incorporation:
                                     Indiana


       Commission File Number                        IRS Employer Id. Number
            No. 1-9250                                    No. 35-1468632

                     Address of Principal Executive Offices:
                         11825 North Pennsylvania Street
                              Carmel, Indiana 46032

                                  Telephone No.
                                 (317) 817-6100



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                        CONSECO, INC. AND SUBSIDIARIES



ITEM 5.  OTHER EVENTS.

     On November 19, 1996, Conseco, Inc. ("Conseco")announced the closing of the public offering of 11 million of the 9.16 percent Trust Originated Preferred Securities SM ("TOPrS SM") of Conseco Financing Trust I, a subsidiary of Conseco, at $25 per security. Each TOPrS security will pay cumulative cash distributions at the annual rate of 9.16 percent of the stated $25 liquidiation amount per security, payable quarterly commencing December 31, 1996. The TOPrS are fully and unconditionally guaranteed by Conseco. Proceeds from the offering of approximately $265.5 million (after underwriting and other associated costs) will be used to repay bank debt.

SM - "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.




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                         CONSECO, INC. AND SUBSIDIARIES





ITEM 7(c).      EXHIBITS.




1.1 Underwriting Agreement for 11,000,000 Preferred Securities of Conseco Financing Trust I, dated November 14, 1996.

1.2 Pricing Agreement for 11,000,000 Preferred Securities of Conseco Financing Trust I, dated November 14, 1996

4.17.1 Subordinated Indenture, dated as of November 14, 1996, between Conseco, Inc. and Fleet National Bank, as Trustee.

4.17.2 First Supplemental Indenture, dated as of November 14, 1996, between Conseco, Inc. and Fleet National Bank, as Trustee.

4.17.3    9.16% Subordinated Deferrable Interest Debenture due 2026.

4.18.1 Amended and Restated Declaration of Trust of Conseco Financing Trust I, dated as of November 14, 1996, among Conseco, Inc.,as sponsor, the Trustees named therein and the holders from time to time of undivided beneficial interests in the assets of Conseco Financing Trust I.

4.18.2    Global Certificate for Preferred Security of Conseco Financing
          Trust I.

4.18.3 Preferred Securities Guarantee Agreement, dated as of November 19, 1996, between Conseco, Inc. and Fleet National Bank.

12.1 Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends at September 30, 1996.

12.2 Pro forma Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends at June 30, 1996.




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                         CONSECO, INC. AND SUBSIDIARIES




                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 19, 1996

                                         CONSECO, INC.




                                          By:  /s/ROLLIN M. DICK
                                               ----------------------
                                               Rollin M. Dick
                                               Executive Vice President
                                                 and Chief Financial Officer





























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